EX-16

G. BRAD BECKSTEAD

Certified Public Accountant

330 E. Warm Springs
Las Vegas, NV 89119
702.257.1984
702.362.0540 (fax)

August 29, 2002

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

I was previously principal accountant for Cyberlux Corporation (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2001 and 2000.  Effective July 17, 2002, I resigned as principal accountant.  I have read the Company's statements included under Item 4 of its Form 8-K dated August 29, 2002, and I agree with such statements, except that I am not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors or that Russell Bedford Stefanou Mirchandani, LLP, was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304(a) (2).

Sincerely,

/s/ G. Brad Beckstead, CPA

G. Brad Beckstead, CPA